Exhibit 12

                                  VIRGINIA ELECTRIC AND POWER COMPANY
                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        (thousands of dollars)


                                                                  For the Years
                             ---------------------------------------------------------------------------
                                1997             1996            1995            1994             1993
                            ----------        ---------      ----------       ----------      ----------


Net Income                    $469,114         $457,304        $432,844         $447,144        $509,051
Add: Income Taxes              249,292          240,189         227,507          225,647         257,217
                            ----------        ---------      ----------       ----------      ----------
Total Pretax Net Income       $718,406         $697,493        $660,351         $672,791        $766,268
                            ==========        =========      ==========       ==========      ==========

Fixed Charges:
  Interest on Long-Term Debt  $274,850         $287,928        $302,618         $291,864        $300,152
  Other Interest                30,703           22,380          19,998            7,551          19,121
  Paid Distribution of
    Affiliate                   10,868           10,868           3,653
  Estimated Interest Factor
    of Rents Charged to
    Operating Expenses,
    Clearing & Other
    Accounts                     8,595            6,291           6,475            7,132           5,660
                            ----------        ---------      ----------       ----------      ----------
Total Fixed Charges           $325,016         $327,467        $332,744         $306,547        $324,933
                            ==========        =========      ==========       ==========      ==========

Earnings as Defined         $1,043,422       $1,024,960        $993,095         $979,338      $1,091,201
                            ==========        =========      ==========       ==========      ==========

Ratio of Earnings to
 Fixed Charges                    3.21             3.13            2.99             3.20            3.36
                            ==========        =========      ==========       ==========      ==========
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